Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2017 First Quarter Results

First quarter highlights

•	GAAP diluted net earnings per share decrease 4.0 percent from the year-ago quarter, to $0.97; Adjusted diluted net earnings per share increase 6.8 percent to $1.10, up 9.7 percent on a constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance decrease 5.0 percent from the year-ago quarter to $1.1 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 6.1 percent to $1.2 billion, up 8.2 percent on a constant currency basis

•	Sales decrease 1.8 percent to $28.5 billion, increase 1.1 percent on a constant currency basis

•	GAAP operating income decreases 1.4 percent to $1.4 billion; Adjusted operating income increases 0.4 percent to $1.7 billion, up 2.8 percent on a constant currency basis

•	GAAP net cash provided by operating activities was $525 million and free cash flow was $147 million

Fiscal 2017 guidance

•	Company raises the lower end of its guidance for fiscal year 2017 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $4.90 to $5.20

DEERFIELD, Ill., 5 January 2017 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2017, which ended 30 November 2016.

Executive Vice Chairman and CEO Stefano Pessina said, “Overall we are pleased with the progress this quarter, with results in line with our expectations. We continue to anticipate that growth in the second half of fiscal 2017 will reflect the new strategic pharmacy partnerships we announced last year. As a result, we have raised the lower end of our fiscal year guidance by 5 cents per share. In addition, we continue to work toward closing the pending acquisition of Rite Aid Corporation in the early part of this calendar year.”

Overview of First Quarter Results

Fiscal 2017 first quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 5.0 percent to $1.1 billion compared with the same quarter a year ago, while GAAP diluted net earnings per share decreased 4.0 percent to $0.97 compared with the same quarter a year ago. The decreases in GAAP net earnings and GAAP net earnings per share primarily reflect a lower impact of UK tax rate reductions.

Adjusted fiscal 2017 first quarter net earnings attributable to Walgreens Boots Alliance1 increased 6.1 percent to $1.2 billion, up 8.2 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 6.8 percent to $1.10, up 9.7 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the first quarter were $28.5 billion, a decrease of 1.8 percent from the year-ago quarter, and an increase of 1.1 percent on a constant currency basis.

GAAP operating income in the first quarter was $1.4 billion, a decrease of 1.4 percent from the same quarter a year ago. Adjusted operating income in the first quarter was $1.7 billion, an increase of 0.4 percent from the same quarter a year ago, and an increase of 2.8 percent on a constant currency basis.

GAAP net cash provided by operating activities was $525 million and free cash flow was $147 million in the first quarter.

Rite Aid Acquisition

Walgreens Boots Alliance is actively engaged in discussions with the Federal Trade Commission (FTC) regarding its pending acquisition of Rite Aid Corporation, which was announced 27 October 2015. The company is working toward a close of the acquisition in the early part of this calendar year. The transaction is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

As announced 20 December 2016, Walgreens Boots Alliance and Rite Aid have entered into an agreement to sell 865 Rite Aid stores and certain assets related to store operations to Fred’s, Inc. for $950 million in an all-cash transaction. The divestiture transaction is subject to FTC approval, the approval and completion of the pending acquisition of Rite Aid by Walgreens Boots Alliance and other customary closing conditions.

Taking into account the expected divestitures, Walgreens Boots Alliance continues to expect that the acquisition will be accretive to its adjusted diluted net earnings per share in the first full year after closing of the transaction. The company also continues to expect that it will realize synergies from the acquisition in excess of $1 billion, to be fully realized within three to four years of closing of the merger. These synergies have been updated where practicable and, as previously disclosed, are expected to be derived primarily from procurement, cost savings and other operational matters.

Company Outlook

The company raised the lower end of its guidance for fiscal year 2017 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $4.90 to $5.20.

This guidance assumes accretion of $0.05 to $0.12 from Rite Aid and is based on the above disclosure regarding expected store divestitures and timing of closing. Additionally, this guidance assumes current exchange rates for the rest of the fiscal year and continuation of its normal anti-dilutive share buyback program.

First Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had first quarter sales of $20.7 billion, an increase of 1.4 percent over the year-ago quarter. Sales in comparable stores increased 1.1 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 69.1 percent of the division’s sales in the quarter, increased 2.5 percent compared with the year-ago quarter. Comparable pharmacy sales increased 2.0 percent. The division filled 237.6 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 3.0 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 3.4 percent compared with the same quarter a year ago, primarily due to continued growth in Medicare Part D volume. The division’s retail prescription market share on a 30-day adjusted basis in the first quarter increased approximately 40 basis points over the year-ago quarter to 19.5 percent, as reported by IMS Health. Growth in comparable sales resulted from increased pharmacy volume and brand inflation, partially offset by reimbursement pressure and the impact of generics.

Retail sales decreased 0.9 percent in the first quarter compared with the year-ago period, which includes the impact of the previously announced closure of certain e-commerce operations. Comparable retail sales were down 0.5 percent in the quarter, due to declines in the consumables and general merchandise category and in the personal care category, partially offset by increases in the health and wellness category and beauty category. Since the end of the first quarter, the company has completed the first phase of the rollout of its new, differentiated beauty offering in more than 1,800 stores.

GAAP gross profit decreased 0.1 percent from the year-ago quarter. Adjusted gross profit increased 0.1 percent from the year-ago quarter.

GAAP first quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 0.7 percentage point compared with the year-ago quarter, a decrease of 0.5 percentage point on an adjusted basis. These results demonstrate continuing benefits from the company’s previously announced $1.5 billion cost transformation program.

GAAP operating income in the first quarter increased 7.5 percent from the year-ago quarter to $1.1 billion. Adjusted operating income in the first quarter increased 3.7 percent from the year-ago quarter to $1.3 billion.

Retail Pharmacy International:

Retail Pharmacy International had first quarter sales of $3.0 billion, a decrease of 14.4 percent from the year-ago quarter due to the negative impact of currency translation. Sales increased 0.5 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 0.1 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 0.5 percent on a constant currency basis, primarily due to a reduction in government pharmacy funding in the UK, which was partially offset by growth in other international markets. Comparable retail sales increased 0.2 percent on a constant currency basis, reflecting growth in all countries except Chile and Mexico.

GAAP gross profit decreased 17.4 percent compared with the same quarter a year ago, largely due to currency translation. On a constant currency basis, adjusted gross profit decreased 2.7 percent, primarily due to lower margins in the UK.

GAAP SG&A as a percentage of sales increased 1.1 percentage points, primarily reflecting higher depreciation compared with the year-ago quarter. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased by 0.7 percentage point.

GAAP operating income in the first quarter decreased 39.7 percent from the year-ago quarter to $182 million, while adjusted operating income decreased 32.4 percent to $213 million, down 21.6 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had first quarter sales of $5.4 billion, a decrease of 6.5 percent from the year-ago quarter. On a constant currency basis, comparable sales increased 4.7 percent, which was slightly ahead of the company’s estimate of market growth weighted on the basis of country wholesale sales.

GAAP operating income in the first quarter was $160 million, which included $17 million from the company’s equity earnings in AmerisourceBergen Corporation, compared with $143 million in the year-ago quarter. Adjusted operating income increased 34.9 percent to $224 million, up 45.2 percent on a constant currency basis. Excluding $58 million in adjusted equity earnings from AmerisourceBergen, adjusted operating income was up 10.2 percent on a constant currency basis, with cost benefits outweighing margin pressures.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, 5 January 2017. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 5 January 2017 through 12 January 2017, by calling +1 855 859 2056 within the USA and Canada, or +1 404 537 3406 outside the USA and Canada, using replay code 30360241.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related matters (including the pending divestiture transaction to sell certain Rite Aid stores and assets to Fred’s, Inc.) on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid and related matters, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2016, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

In October 2016 Walgreens Boots Alliance received the United Nations Foundation Global Leadership Award for its commitment to the UN’s Sustainable Development Goals.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2016, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, except per share amounts)

	Three Months Ended
	November 30,	November 30,
	2016	2015
Sales	$28,501	$29,033
Cost of sales	21,385	21,614

Gross Profit	7,116	7,419
Selling, general and administrative expenses	5,686	5,951
Equity earnings in AmerisourceBergen	17	—

Operating Income	1,447	1,468

Other income (expense)	1	(57)

Earnings Before Interest and Income Tax Provision	1,448	1,411

Interest expense, net	173	138

Earnings Before Income Tax Provision	1,275	1,273

Income tax provision	220	167
Post tax earnings from other equity method investments	12	11

Net Earnings	1,067	1,117

Net earnings attributable to noncontrolling interests	13	7

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,054	$1,110

Net earnings per common share:
Basic	$0.97	$1.02

Diluted	$0.97	$1.01

Dividends declared per share	$0.375	$0.360

Weighted average common shares outstanding:
Basic	1,082.1	1,089.0

Diluted	1,088.3	1,098.6

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Millions)

	November 30,	August 31,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$9,598	$9,807
Accounts receivable, net	6,138	6,260
Inventories	10,039	8,956
Other current assets	893	860

Total Current Assets	26,668	25,883

Non-Current Assets:
Property, plant and equipment, net	13,709	14,335
Goodwill	15,203	15,527
Intangible assets, net	9,728	10,302
Equity method investments	6,136	6,174
Other non-current assets	468	467

Total Non-Current Assets	45,244	46,805

Total Assets	$71,912	$72,688

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,095	$323
Trade accounts payable	11,372	11,000
Accrued expenses and other liabilities	4,880	5,484
Income taxes	382	206

Total Current Liabilities	17,729	17,013

Non-Current Liabilities:
Long-term debt	17,777	18,705
Deferred income taxes	2,516	2,644
Other non-current liabilities	4,198	4,045

Total Non-Current Liabilities	24,491	25,394

Total Equity	29,692	30,281

Total Liabilities and Equity	$71,912	$72,688

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Three Months Ended
	November 30,	November 30,
	2016	2015
Cash Flows from Operating Activities:
Net earnings	$1,067	$1,117
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	419	382
Change in fair value of warrants and related amortization	—	57
Deferred income taxes	(61)	(158)
Stock compensation expense	26	31
Equity earnings from equity method investments	(29)	(11)
Other	81	115
Changes in operating assets and liabilities:
Accounts receivable, net	(259)	(166)
Inventories	(1,330)	(1,306)
Other current assets	(109)	(38)
Trade accounts payable	884	740
Accrued expenses and other liabilities	(378)	(329)
Income taxes	217	231
Other non-current assets and liabilities	(3)	67

Net cash provided by operating activities	525	732

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(378)	(340)
Proceeds from sale leaseback transactions	436	54
Proceeds from sale of businesses	—	43
Proceeds from sale of other assets	26	40
Business and intangible asset acquisitions, net of cash received	(15)	(72)
Other	20	4

Net cash provided by (used for) investing activities	89	(271)

Cash Flows from Financing Activities:
Proceeds and payments of short-term borrowings, net	49	52
Payments of long-term debt	(4)	(41)
Stock purchases	(457)	(529)
Proceeds related to employee stock plans	41	71
Cash dividends paid	(406)	(393)
Other	(1)	(13)

Net cash used for financing activities	(778)	(853)
Effect of exchange rate changes on cash and cash equivalents	(45)	(38)

Changes in Cash and Cash Equivalents:
Net decrease in cash and cash equivalents	(209)	(430)
Cash and cash equivalents at beginning of period	9,807	3,000

Cash and cash equivalents at end of period	$9,598	$2,570

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(In Millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant Currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable Sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the first quarter of fiscal 2017 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 14.8 percent, comparable pharmacy sales on a reported currency basis decreased 14.6 percent and comparable retail sales on a reported currency basis decreased 15.0 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 2.7 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three Months Ended
	November 30,	November 30,
	2016	2015(1)
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,054	$1,110

Adjustments to Operating Income:
Acquisition-related amortization(1)	82	81
Cost transformation(1)	81	90
LIFO provision(1)	58	46
Adjustments to equity earnings in AmerisourceBergen(1)	41	—
Acquisition-related costs(1)	17	34

Total Adjustments to Operating Income	279	251

Adjustments to Other income (expense):
Decrease in fair market value of AmerisourceBergen warrants(1)	—	57
Net investment hedging gain(1)	(1)	—

Total Adjustments to Other income (expense)	(1)	57

Adjustments to Interest expense, net:
Prefunded interest expenses(1)	41	—

Total Adjustments to Interest expense, net	41	—

Adjustments to Income tax provision:
United Kingdom tax rate change(2)	(77)	(178)
Tax impact of adjustments(3)	(95)	(108)

Total Adjustments to Income tax provision	(172)	(286)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,201	$1,132

Diluted net earnings per common share (GAAP)	$0.97	$1.01
Adjustments to Operating Income	0.25	0.23
Adjustments to Other income (expense)	—	0.05
Adjustments to Interest expense, net	0.04	—
Adjustments to Income tax provision	(0.16)	(0.26)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.10	$1.03

Weighted average common shares outstanding, diluted	1,088.3	1,098.6

(1)	Presented on a pre-tax basis. The comparable prior period has been recast in the fourth quarter fiscal 2016 accordingly to reflect the tax impact of adjustments as a single adjustment. There has been no change in Net earnings attributable to Walgreens Boots Alliance, Inc., Diluted net earnings per share, Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. or Adjusted diluted net earnings per share from those previously reported.
(2)	Discrete tax-only items.
(3)	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY DIVISION

	Three Months Ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale(1)(2)	Eliminations	Walgreens Boots Alliance, Inc.(2)
Operating Income (GAAP)	$1,105	$182	$160	$—	$1,447
Acquisition-related amortization	37	25	20	—	82
Cost transformation	72	6	3	—	81
LIFO provision	58	—	—	—	58
Adjustments to equity earnings in AmerisourceBergen	—	—	41	—	41
Acquisition-related costs	17	—	—	—	17

Adjusted Operating Income (Non-GAAP measure)	$1,289	$213	$224	$—	$1,726

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Operating Margin (GAAP)(2)	5.3%	6.1%	2.6%		5.0%
Adjusted Operating Margin (Non-GAAP measure)(2)	6.2%	7.2%	3.1%		5.9%

	Three Months Ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International (3)	Pharmaceutical Wholesale	Eliminations (3)	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,028	$302	$143	$(5)	$1,468
Acquisition-related amortization	50	8	23	—	81
Cost transformation	85	5	—	—	90
LIFO provision	46	—	—	—	46
Acquisition-related costs	34	—	—	—	34

Adjusted Operating Income (Non-GAAP measure)	$1,243	$315	$166	$(5)	$1,719

Sales	$20,370	$3,459	$5,796	$(592)	$29,033
Operating Margin (GAAP)	5.0%	8.7%	2.5%		5.1%
Adjusted Operating Margin (Non-GAAP measure)	6.1%	9.1%	2.9%		5.9%

(1)	Operating Income for Pharmaceutical Wholesale includes Equity earnings in AmerisourceBergen. As a result of the two month reporting lag, Operating Income for the three month period ended November 30, 2016 includes AmerisourceBergen equity earnings for the period of July 1, 2016 through September 30, 2016.
(2)	Operating Margins and Adjusted Operating Margins have been calculated excluding Equity earnings in AmerisourceBergen.
(3)	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

EQUITY EARNINGS IN AMERISOURCEBERGEN

Three Months Ended
November 30, 2016
Equity earnings in AmerisourceBergen (GAAP)	$17
Change in fair market value of AmerisourceBergen warrants	30
Acquisition-related amortization	23
LIFO provision	(12)

Adjusted Equity earnings in AmerisourceBergen (Non-GAAP measure)	$58

GROSS PROFIT BY DIVISION

	Three months ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,439	$1,175	$502	$—	$7,116
LIFO provision	58	—	—	—	58

Adjusted Gross Profit (Non-GAAP measure)	$5,497	$1,175	$502	$—	$7,174

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Gross Margin (GAAP)	26.3%	39.7%	9.3%		25.0%
Adjusted Gross Margin (Non-GAAP measure)	26.6%	39.7%	9.3%		25.2%

	Three Months Ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations (1)	Walgreens Boots Alliance, Inc.(1)
Gross Profit (GAAP)	$5,445	$1,422	$557	$(5)	$7,419
LIFO provision	46	—	—	—	46

Adjusted Gross Profit (Non-GAAP measure)	$5,491	$1,422	$557	$(5)	$7,465

Sales	$20,370	$3,459	$5,796	$(592)	$29,033
Gross Margin (GAAP)	26.7%	41.1%	9.6%		25.6%
Adjusted Gross Margin (Non-GAAP measure)	27.0%	41.1%	9.6%		25.7%

(1)	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three Months Ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,334	$993	$359	$—	$5,686
Acquisition-related amortization	(37)	(25)	(20)	—	(82)
Cost transformation	(72)	(6)	(3)	—	(81)
Acquisition-related costs	(17)	—	—	—	(17)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$4,208	$962	$336	$—	$5,506

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Selling, general and administrative expenses percent to Sales (GAAP)	21.0%	33.5%	6.6%		20.0%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.4%	32.5%	6.2%		19.3%

	Three Months Ended November 30, 2015
	Retail Pharmacy USA	Retail Pharmacy International(1)	Pharmaceutical Wholesale	Eliminations (1)	Walgreens Boots Alliance, Inc.(1)
Selling, general and administrative expenses (GAAP)	$4,417	$1,120	$414	$—	$5,951
Acquisition-related amortization	(50)	(8)	(23)	—	(81)
Cost transformation	(85)	(5)	—	—	(90)
Acquisition-related costs	(34)	—	—	—	(34)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$4,248	$1,107	$391	$—	$5,746

Sales	$20,370	$3,459	$5,796	$(592)	$29,033
Selling, general and administrative expenses percent to Sales (GAAP)	21.7%	32.4%	7.1%		20.5%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.9%	32.0%	6.7%		19.8%

(1)	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

FREE CASH FLOW

	Three Months Ended
	November 30,	November 30,
	2016	2015
Net cash provided by operating activities (GAAP)	525	$732
Less: Additions to property, plant and equipment	(378)	(340)

Free cash flow (Non-GAAP measure)(1)	147	$392

(1)	Free cash flow is defined as Net cash provided by operating activities in a period minus additions to Property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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